Exhibit 23.1

De Joya Griffith & Company, LLC
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
2580 Anthem Village Drive
Henderson, Nevada 89052

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Nexia Holdings, Inc.
Salt Lake City, Utah

We hereby consent to the incorporation by reference in this Post Effective Amendment Number Two to the Registration Statement of Nexia Holdings, Inc. on Form S-8, of our report dated April 17, 2006, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of Nexia Holdings, Inc. for the year ended December 31, 2005 and to all references to our firm included in this Registration Statement.

/s/ De Joya Griffith & Company, LLC.
De Joya Griffith & Company, LLC
Henderson, Nevada
September 5, 2006